Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following combined condensed consolidated pro forma statement of operations is intended to comply with applicable provisions of Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma statement of operations to give effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company.

The merger transaction between Adamis Pharmaceuticals Corporation (the “Company” or “Adamis”) and U.S. Compounding, Inc. (“USC”) is accounted for as an acquisition of USC under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805—Business Combinations. The assets and liabilities of USC will be reflected at fair value on the balance sheet of the Company. The pro forma adjustments related to the acquisition are based on a purchase price allocation whereby the estimated purchase price to acquire USC was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. The fair value of the assets and liabilities is based on the estimated value of USC as of April 11, 2016 (the date on which Adamis acquired USC). The pro forma statement of operations as of December 31, 2016, includes adjustments to income tax benefit provisions relating to the merger. The pro forma financial information is presented for illustrative purposes only, does not purport to present Adamis’s financial position or the results of operations had the merger transaction actually been completed as of the date indicated, and does not project the Company’s financial position or results of operations for any future date or period. Further, the pro forma financial information does not reflect the effects of any related restructuring or integration costs, is based on assumptions that Adamis believes are reasonable under the circumstances, and is intended for informational purposes only.

The unaudited pro forma combined condensed consolidated statement of operations presented below is based on the historical financial statements of Adamis and USC, adjusted to give effect to the acquisition of USC by Adamis for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined condensed consolidated statement of operations for the year ended ended December 31, 2016, assumes that the merger was completed as of January 1, 2016. The unaudited pro forma combined condensed consolidated statement of operations has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Adamis and USC which are included, with respect to USC, in the Company’s Reports on Form 8-K filed with the Commission on June 27, 2016 and July 28, 2016, and with respect to Adamis, in Adamis’s Annual Report on Form 10-K for the year ended December 31, 2016.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

	Adamis for the year ended December 31, 2016 (Audited)	USC for the three months and 11 days ended April 11, 2016 (Unaudited)	Pro Forma Adjustments		Pro Forma Combined

Revenue, net	$6,473,978	$1,495,777	$—		$7,969,755

Cost of Goods Sold	4,853,664	1,435,661	—		6,289,325
Gross Profit	1,620,314	60,116			1,680,430

Operating Expenses	26,824,691	2,307,456	509,679	(A)	29,641,826
Loss from Operations	(25,204,377)	(2,247,340)	(509,679)		(27,961,396)

Other Income (Expense)
Interest Expense	(205,111)	(91,085)	(17,091)	(B)	(263,486)
			49,801	(C)
Loss on Sale of Assets	—	(71,631)	66,315	(D)	(5,316)
Other Income	1,397,471	4,963,222	(4,963,222)	(C)	1,397,471
Net (Loss) Before Income Tax	(24,012,017)	2,553,166	(5,373,876)		(26,832,727)
Income Tax Benefit	4,574,765	—	—		4,574,765
Net (Loss)	(19,437,252)	2,553,166	(5,373,876)		(22,257,962)
Deemed Dividend on Preferred Stock	(1,374,229)	—	—		(1,374,229)
	$(20,811,481)	$2,553,166	$(5,373,876)		$(23,632,191)
Basic and Diluted Loss Per Share:
Basic (Loss) Per Share	$(1.19)	$19,489.82	$—		$(1.35)
Basic Weighted Average Shares Outstanding	17,500,827	131	—		17,500,827
Diluted (Loss) Per Share	$(1.19)	$19,489.82	$—		$(1.35)
Diluted Weighted	17,500,827	131	—		17,500,827

 See accompanying notes.

Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

1. Basis of Presentation

On April 12, 2016, Adamis Pharmaceuticals Corporation (the "Company" or "Adamis")  filed a report on Form 8-K announcing the completion of its acquisition of U.S. Compounding, Inc., an Arkansas corporation ("USC"), pursuant to the terms of the Agreement and Plan of Merger, dated March 28, 2016 (the "Merger Agreement"), with USC and Ursula MergerSub Corp., an Arkansas corporation and a wholly owned subsidiary of the Company ("Merger Sub"). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into USC (the "Merger"), with USC surviving as a wholly owned subsidiary of  the Company.

Pursuant to the Merger and the Merger Agreement, all of the outstanding shares of common stock of USC were converted into the right to receive a total of approximately 1,618,539 shares of Adamis common stock; and as described further below, in connection with the Merger and the transactions contemplated by the Merger Agreement, the Company assumed approximately $5,722,000 principal amount of debt obligations and related loan agreements of USC and certain related entities.

2. Purchase Price

Total purchase price plus assumed debt is summarized as follows:

Stock to Seller at Close	$3,598,884
Stock to Escrow	1,899,000
Incentive Stock to Seller	4,747,500
Plus: Assumed Liabilities	5,722,558
Total Estimated Purchase Price	$15,967,942

For purposes of this pro forma analysis, the above purchase price plus assumed debt has been allocated based on the fair value of assets acquired and liabilities assumed:

Assets Acquired:
Cash	$381,883
Accounts Receivable and Prepaid Expenses	527,034
Inventory	943,958
Property, Plant & Equipment	5,202,356
Intangible Assets	12,419,000
Goodwill	7,640,622
Total assets	27,114,853

Liabilities Assumed:
Accounts Payable and Accrued Expenses	5,731,390
Deferred Tax Liabilities, gross	5,415,521
Total Liabilities	11,146,911

Total Estimated Purchase Price plus Debts Assumed	$15,967,942

3. Pro forma adjustments

(A) To record amortization and depreciation of intangibles and property, plant and equipment, resulting from the merger, over its useful life.

(B) To record interest expense on the additional bank debt that was assumed in connection with the merger transaction.

(C)  To eliminate the interest expense and gain on forgiveness of debt recorded for the liabilities to former stockholders that were converted to equity.

(D)  Eliminate the difference between the fair value of the Tribute equipment and the amount of loan assumed.